CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 27, 2019, relating to the financial statements and financial highlights, which appears in the Annual Report on Form N-CSR for the year ended December 31, 2018 of AMG Chicago Equity Partners Balanced Fund, AMG GW&K Enhanced Core Bond Fund, AMG Managers Amundi Intermediate Government Fund, and AMG Managers Amundi Short Duration Government Fund, four of the series constituting AMG Funds II. We also consent to the references to us under the headings “Disclosure of Portfolio Holdings”, “Financial Statements”, “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
April 30, 2019